Exhibit 99.1

News

For Immediate Release

Memorial Production Partners LP Announces Pricing of Initial Public Offering

HOUSTON, TEXAS, December 8, 2011—Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), announced today the pricing of its initial public offering of 9,000,000 common units representing limited partner interests at $19.00 per unit. The common units are expected to commence trading on the NASDAQ Global Market on December 9, 2011 under the ticker symbol “MEMP.” The underwriters have been granted a 30-day option to purchase up to an additional 1,350,000 common units. The offering is expected to close on or about December 14, 2011, subject to customary closing conditions.

The common units being offered to the public represent a 42.0% limited partner interest in the Partnership, or a 45.4% limited partner interest if the underwriters exercise their over-allotment option in full. The remaining limited partner interest will be owned by Memorial Resource Development LLC.

Citigroup, Raymond James and Wells Fargo Securities are acting as joint book-running managers for the offering. Barclays Capital, J.P. Morgan and RBC Capital Markets are acting as co-lead managers and Sanders Morris Harris is acting as co-manager.

This offering of common units will be made only by means of a prospectus. Copies of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of:

Citigroup Global Markets Inc.

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, New York 11220

Telephone: (800) 831-9146

Email: batprospectusdept@citi.com

Raymond James & Associates, Inc.

Attn: Equity Syndicate

880 Carillon Parkway

St. Petersburg, Florida 33716

Telephone: (800) 248-8863

Wells Fargo Securities, LLC

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Telephone: (800) 326-5897

Email: cmclientsupport@wellsfargo.com

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The registration statement is available on the SEC’s web site at www.sec.gov under the registrant’s name, “Memorial Production Partners LP.” This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. The Partnership’s properties are located in South and East Texas and consist of mature, legacy onshore oil and natural gas reservoirs.

This press release contains forward-looking statements as defined under federal securities laws. These forward-looking statements involve certain risks and uncertainties, and actual results could differ materially. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement.

Contact

Memorial Production Partners LP

Andrew J. Cozby, VP, Finance

Office: (713) 588-8350

ir@memorialpp.com